Exhibit 10.37

AMENDED AND RESTATED TECHNOLOGY SERVICES AGREEMENT

Effective Date:

January 1, 2014

This Amended and Restated Technology Services Agreement (“Agreement”) is entered into by and between DevFactory FZ-LLC, 705-706 Al Thuraya Tower No. 01, Seventh Floor, Dubai Media City, P.O. Box 502092, Dubai, 43659 UNITED ARAB EMIRATES (“DevFactory”) and Upland Software, Inc. (f.k.a. Silverback Enterprise Group, Inc., “Client”), with offices at 401 Congress Avenue, Austin, Texas 78701, and sets forth the terms and conditions under which DevFactory will provide certain technology services to Client as may from time to time be mutually agreed upon by the parties.

1 Scope of Services

1.1 Deliverables Based Work. Unless otherwise provided on a Statement of Work, all Work to be performed hereunder shall be performed on a scoped deliverable basis and not on a time and material basis. The parties shall work in good faith to specify the applicable deliverables in the applicable SOW.

1.2 Statements of Work. DevFactory agrees to provide the technology services (“Services”) described on separate, mutually executed statements of work (the “Statement(s) of Work” or SOW(s)”) as may from time to time be issued hereunder. Each Statement of Work shall define the Services to be provided to Client, the applicable pricing, Deliverables to be created thereunder, Client deliverables and obligations, and all other appropriate terms and conditions. DevFactory will not begin any work unless a Statement of Work governing has been executed by both parties. DevFactory may immediately cease performing Services, without liability, if a Statement of Work expires and is not immediately extended or replaced with a valid Statement of Work.

1.3 Change Control Process. Change control for additional Services or scope to be delivered under a Statement of Work will be completed according to the following procedure prior to DevFactory starting any work.

(a)	Specific changes may be proposed by Client’s business team members.

(b)	Proposed changes will be reviewed by DevFactory and a report of the scope, schedule, resource and budget impact (“Impact Report”) will be prepared and delivered to Client management.

(c)	Client management reviews the Impact Report and approves by signature or denies changes in scope, schedule, resources and/or budget.

(d)	DevFactory receives the signed, approved Impact Report and creates. for Client’s approval, an additional Statement of Work with a copy of the Impact Report attached.

(e)	Client approves by signature such Statement of Work and delivers such Statement of Work to DevFactory for DevFactory’s signature.
(f)	DevFactory begins work on specific changes defined in the signed, approved Impact Report only upon the mutual execution of the new Statement of Work referenced above.

1.4 Testing and Acceptance. Following completion of any Deliverable (as defined below) to be provided to Client hereunder, Client may test the Deliverable to determine whether the Deliverable conforms to the specifications established for such Deliverable in the applicable SOW for a period not to exceed thirty (30) days after delivery to Client of the Deliverable (the “Acceptance Period”). Upon the expiration of the Acceptance Period, Client will either (i) certify to DevFactory that the Deliverable is accepted (“Acceptance”); or (ii) deliver to DevFactory a written description of any specific failure of the Deliverable to conform to the applicable specifications. In no such written response is provided, the Deliverable shall be deemed to be Accepted and complete. Further, if the Deliverable substantially conforms to the specifications but Client identifies certain minor non-conformities, Client shall Accept the Deliverable and the parties shall work in good faith to either correct such non-conformities or agree on appropriate Work Credits (as defined below) to compensate Client for such non-conformities. Upon proper notice of a failure of Acceptance, DevFactory will promptly undertake such corrections as are necessary for the Deliverable to conform to the specifications and DevFactory will notify Client when such corrections and modifications have been made. If DevFactory has performed corrections to the Deliverable, Client will have thirty (30) days after delivery of such corrections to perform acceptance testing to determine whether the Deliverable conforms to the applicable specifications. If after a second attempt the Deliverable still does not conform to the applicable specifications, Client shall have the right to (1) allow continued attempts to correct the Deliverable, subject to this Section 1.4, or (2) terminate the applicable service obligation for the failed deliverable and receive a Work Credit (as defined below) as to just that failed Deliverable. If DevFactory notifies Client that Client has failed to properly provide notice that a Deliverable has failed, if Client otherwise improperly fails to Accept a Deliverable, or if the parties disagree as to whether a Deliverable substantially conforms to the specifications, such dispute shall be resolved in accordance with Section 12.16. For clarity, any concerns by Client that a Deliverable does not meet Client’s expectations, but otherwise complies with all applicable specifications, shall not be actionable under this provision, but, rather, shall constitute an additional service request.

1.5 Order of Precedence. Each Statement of Work shall be governed by the terms and conditions of this Agreement (including its schedules and attachments); however, in the event of any conflict between this Agreement and a Statement of Work the provisions of the Statement of Work shall prevail.

2 Subcontractors

2.1 Client acknowledges that DevFactory shall subcontract Services to a third party (“Subcontractor”), subject to provisions contained under Section 5.4. DevFactory shall be responsible for the

Subcontractor’s compliance with this Agreement. Client understands that the Subcontractors shall be foreign nationals and may be located in a country other than the United States (but will not be located in Iran, Sudan, Syria, Iraq, Cuba or North Korea or any other country subject to embargo or other restrictions by the United States government). Either party warrants that any export of its Confidential Information, data or software, and its performance hereunder, will comply with all foreign and domestic federal, state and local laws and ordinances, including any and all import and export restrictions and all customs requirements.

3 Term

3.1 Agreement Term. This Agreement shall commence on the Effective Date and shall remain in force for an initial period of forty-eight (48) months and shall automatically renew for up to five successive one year periods thereafter at the election of either party as provided herein. If both parties have failed to indicate a desire to renew a term prior to the date that is thirty (30) days prior to the then current expiration date, each party shall provide written notice to the other seeking to confirm such other party’s desire not to renew. Each party shall have thirty days to confirm its position on renewal or non renewal. The Agreement shall continue in effect through the confirmation process.

3.2 Statement of Work Term. Each Statement of Work shall remain in effect until it has expired on its own terms or the Services and Deliverables authorized thereunder are complete. The parties agree that they are contractually obligated to enter into Statements of Work pursuant to the structure set forth in Schedule A which is attached hereto and made a part hereof. As such, Schedule A sets forth the percentage of revenue of any and all entities and business lines acquired by Client that is payable to DevFactory throughout the term of the Agreement and likewise, DevFactory hereby agrees to provide the Deliverables as to all entities acquired by Client as per Schedule A.

4 Price and Payment

4.1 Service Fees. In consideration of the Services provided by DevFactory, Client shall pay the Services Fees set forth in the applicable Statement of Work or as otherwise provided on Schedule A, subject to the payment provisions set forth in Schedule A. In the event a Statement of Work does not reference any specific pricing, such Services shall be provided at rates and charges in accordance with Section 4 of Schedule A.

4.2 Expenses. Client shall reimburse DevFactory for all reasonable travel, food, lodging and other out-of-pocket expenses incurred in performance of a given Statement of Work. DevFactory shall obtain Client’s prior written expense prior to incurring any single expense in excess of $500.

4.3 Payment Due Date. DevFactory will submit invoices for charges and expenses hereunder monthly. Client shall make payment of each invoice in US dollars within thirty (30) days from the invoice date. Notwithstanding any provision to the contrary, any and all payments required to be made hereunder shall be timely made, and no payments to DevFactory shall be withheld, delayed, reduced or refunded if DevFactory has fully performed its material obligations and its inability to meet any schedule or delivery requirements is caused by Client’s failure to provide certain of its facilities, computer resources, software programs, project management activities, personnel, and business information as are required to perform any work.

4.4 Purchase Orders. Client agrees to provide DevFactory with a valid purchase order, if applicable, promptly upon execution of a Statement of Work. Notwithstanding anything to the contrary herein, purchase orders are to be used solely for Client’s accounting purposes and any terms and conditions contained therein shall be deemed null and void with respect to the parties’ relationship and this Agreement. Client’s failure to issue a purchase order or provide such purchase order to DevFactory, however, shall in no way relieve Client of any obligation entered into pursuant to this Agreement or any Statement of Work entered into hereunder, including, but not limited to, its obligation to pay DevFactory in a timely fashion.

4.5 Late Payment. Any late payment shall be subject to any costs of collection (including reasonable legal fees) and shall bear interest at the rate of one and one-half percent (1.5%) per month (prorated for partial periods) or at the maximum rate permitted by law, whichever is less. In addition to other rights and remedies available to DevFactory hereunder and under the law, DevFactory shall have the right to withdraw all consulting staff as well as all unfinished Services or Deliverables performed under a Statement of Work in the event of Client’s failure to pay any undisputed (a dispute as to invoice may only be commenced on the basis of proper form or amount for such invoice) open invoice within thirty (30) days following the due date. The Services will not be restaffed until: (i) all amounts due to DevFactory have been paid in full; (ii) any and all contractual terms and/or deadlines that have been affected by the delay have been revised and agreed upon by the parties; and (iii) DevFactory resources have become available for redeployment on Client’s project.

4.6 Taxes. The charges required to be paid hereunder do not include any amount for taxes or levy (including interest and penalties). Client shall reimburse DevFactory and hold DevFactory harmless for all sales, use, VAT, excise, property, or other taxes or levies which DevFactory is required to collect or remit to applicable tax authorities. This provision does not apply to DevFactory’s income or franchise taxes, or any taxes for which Client is exempt, provided Client has furnished DevFactory with a valid tax exemption certificate.

4.7 Invoice Dispute Resolution. Without limiting any rights or obligations under the Agreement, including Section 4.5 above, the following steps will be taken if an invoice becomes past due. DevFactory’s accounts receivable and Client’s accounts payable representatives shall use all reasonable efforts to facilitate immediate payment of the invoice. In the event DevFactory does not receive a commitment for prompt payment, each party shall escalate the matter to DevFactory’s Primary Contact for the Services in question, as designated in the Statement of Work, or DevFactory’s designated financial officer and Client’s Chief Executive Officer (the “Final Escalation”) for investigation and resolution. Notwithstanding anything to the contrary, the initial contact with Client’s vice president pursuant to such Final Escalation shall constitute “notice of default” pursuant to Section 9.1.1.

5 Confidential/Proprietary Information

5.1 Definition. All information which is defined as Confidential Information hereunder in tangible form shall be marked as “Confidential” or the like or, if intangible (e.g. visually or orally disclosed), shall be designated as being confidential at the time of disclosure and shall be confirmed as such in writing within thirty (30) days of the initial disclosure. “Confidential Information” may include all technical, product, business, financial, and other information regarding the business and software programs of either party, its customers, employees, investors, contractors, vendors and suppliers, including but not limited to programming techniques and methods, research and development, computer programs, documentation, marketing plans, customer identity, and business methods. Without limiting the generality of the foregoing and notwithstanding any marking requirement, Confidential Information shall include all

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information and materials disclosed orally or in any other form, regarding DevFactory’s software products or software product development and other information of or relating to DevFactory’s software products or derived from testing or other use thereof. All such Confidential Information may be disclosed by either party, before or after the Effective Date. Confidential Information includes information generally not publicly known, whether tangible or intangible and in whatever form or medium provided, as well as any information generated by a party that contains, reflects, or is derived from such information. For the purpose of this entire Section 5, ‘DevFactory’ shall include all its Affiliates.

5.2 Exceptions. Without granting any right or license, the obligations of the parties hereunder shall not apply to any material or information that: (i) is or becomes a part of the public domain through no act or omission by the receiving party; (ii) is independently developed by the receiving party without use of the disclosing party’s Confidential Information; (iii) is rightfully obtained from a third party without any obligation of confidentiality to the receiving party; or (iv) is already known by the receiving party without any obligation of confidentiality prior to obtaining the Confidential Information from the disclosing party. In addition, neither party shall be liable for disclosure of Confidential Information if made in response to a valid order of a court or authorized agency of government, provided that notice is promptly given to the party whose Confidential Information is to be disclosed so that such party may seek a protective order and engage in other efforts to minimize the required disclosure. The parties shall cooperate fully in seeking such protective order and in engaging in such other efforts. Notwithstanding the foregoing, except for intellectual property owned by DevFactory prior to execution of the applicable SOW or developed separately by DevFactory for which fees were not paid to DevFactory hereunder (“DevFactory Pre-existing Technology”), Deliverables provided to Client hereunder are the Confidential Information of Client and shall not be subject to the exceptions set forth in this Section 5.2.

5.3 Ownership of Confidential Information. Nothing in this Agreement shall be construed to convey any title or ownership rights to the DevFactory Confidential Information or to any patent, copyright, trademark, or trade secret embodied therein, or to grant any other right title, or ownership interest in the DevFactory Confidential Information to Client. Nothing in this Agreement shall be construed to convey any title or ownership rights to Client’s Confidential Information or to any patent, copyright, trademark, or trade secret embodied therein, or to grant any other right, title, or ownership interest in the Client’s Confidential Information to DevFactory. Neither party shall disassemble, decompile, or reverse engineer the other party’s Confidential Information or permit others to do so. Neither party shall, in whole or in part, sell, lease, license, assign, transfer, or disclose the Confidential Information to any third party and shall not copy, reproduce or distribute the Confidential Information except as expressly permitted in this Agreement. Each party shall take every reasonable precaution, but no less than those precautions used to protect its own Confidential Information, to prevent the theft, disclosure, and the unauthorized copying, reproduction or distribution of the Confidential Information.

5.4 Non-Disclosure. Each party agrees at all times to use all reasonable efforts, but in any case no less than the efforts that each party uses in the protection of its own Confidential Information (as hereinafter defined) of like value to protect Confidential Information belonging to the other party. Each party agrees to restrict access to the other party’s Confidential Information only to those employees (or in DevFactory’s case, its Subcontractors) who (i) require access in the course of their assigned duties and responsibilities, and (ii) have agreed in writing to be bound by provisions no less restrictive than those set forth in this Section 5.

5.5 Injunctive Relief. Each party acknowledges that any unauthorized disclosure or use of the Confidential Information would cause the other party imminent irreparable injury and that such party shall be entitled to, in addition to any other remedies available at law or in equity, temporary, preliminary, and permanent injunctive relief in the event the other party does not fulfill its obligations under this Section 5.

5.6 Prohibition Against Individual Agreements. Client agrees that no employees or Subcontractors of DevFactory shall be required to individually sign any agreement in order to perform Services hereunder, including but not limited to access agreements, security agreements, facilities agreements or individual confidentiality agreement.

5.7 Affiliates. For the purpose of this entire Section 5 ‘DevFactory’ shall include all its Affiliates.

5.8 Return of Confidential Information. Upon the written request of disclosing party or termination of this Agreement, receiving party shall return or destroy (and certify such destruction in a signed writing) all Confidential Information of disclosing party, including all copies thereof and materials incorporating such Confidential Information, whether in physical or electronic form. Each party may retain a copy of the other party’s Confidential Information solely for archival purposes. To the extent that it is impracticable to return or destroy any Confidential Information, and with respect to any copies retained for archival purposes, receiving party shall continue to maintain the Confidential Information in accordance with this Agreement. The confidentiality obligations set forth in this Agreement shall survive the termination of this Agreement and remain in full force and effect until such Confidential Information, through no act or omission of receiving party, ceases to be Confidential Information as defined hereunder.

6 Client’s Support

6.1 To the extent reasonably required by DevFactory, Client will make available to DevFactory certain of its programs, networks, personnel, and business information as are required to perform any Statement of Work hereunder. DevFactory agrees to comply with Client’s network access rules and regulations regarding safety, security, and conduct provided DevFactory has been made aware of such rules and regulations.

7 Warranties

7.1 DevFactory warrants that it has the right to enter into this Agreement and grant the rights and licenses set forth herein, and that all Services performed under this Agreement shall be performed in a workmanlike and professional manner.

7.2 EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT, ANY AND ALL SERVICES, DELIVERABLES, CUSTOMIZATIONS, DOCUMENTATION, CONFIDENTIAL INFORMATION AND ANY OTHER TECHNOLOGY OR MATERIALS PROVIDED BY DEVFACTORY TO THE CLIENT ARE PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED INCLUDING EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT.

7.3 CLIENT’S SOLE REMEDY FOR ANY FAILURE OF THE FOREGOING WARRANTY AND EXCLUSIVE REMEDY FOR ANY FAILURE OF ANY KIND OF SERVICES OR

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DELIVERABLES SUBMITTED BY DEVFACTORY SHALL BE (I) TO OBTAIN THE REPAIR, REPLACEMENT, AND CORRECTION OF THE DEFECTIVE SERVICES OR DELIVERABLES BY DEVFACTORY IN ACCORDANCE WITH SECTION 1.4, OR (II) TO OBTAIN A CREDIT EQUAL TO THE AMOUNTS ATTRIBUTABLE TO THE DEFECTIVE SERVICES OR DELIVERABLES WITH SUCH CREDIT TO BE UTILIZED FOR A FUTURE DELIVERABLE (THE “WORK CREDIT”). SHOULD A WORK CREDIT BE ISSUED, IT SHALL BE APPLIED TO THE PURCHASE OF ADDITIONAL WORK ABOVE AND BEYOND WORK PERFORMED FOR THE MINIMUM FEE (AS DEFINED IN SCHEDULE A) AND SHALL NOT, EXCEPT AS PROVIDED BELOW, REDUCE PAYMENTS DUE OR PAYABLE TO DEVFACTORY UNDER THE AGREEMENT. THE MINIMUM FEE SHALL BE APPLIED TO ALL WORK PERFORMED BEFORE ANY WORK CREDITS ARE APPLIED, AND UNUSED WORK CREDITS SHALL CARRY OVER TO FUTURE YEARS (“WORK CREDIT BALANCE”). IF CERTAIN TYPES OF SERVICES ARE CONSISTENTLY LEADING TO THE ACCUMULATION OF WORK CREDITS, CLIENT AND DEVFACTORY SHALL WORK TOGETHER IN GOOD FAITH TO ALLOCATE WORK CREDITS TO THE TYPES OF SERVICES THAT CAN BE SUCCESSFULLY DELIVERED BY DEVFACTORY, PROVIDED THAT CLIENT HAS A NEED FOR SUCH SERVICE (EVEN IF THAT NEED HAD BEEN FULFILLED BY EMPLOYEES OR OTHER PROVIDERS). IF (A) CLIENT HAS APPLIED ITS WORK CREDITS AND SERVICE REQUESTS TO THE RECOMMENDED SERVICES AS DESCRIBED ABOVE AND (B) THE WORK CREDIT BALANCE EXCEEDS 10% OF THE PREVIOUS YEAR’S MINIMUM FEE, AND (C) DEVFACTORY HAS NOT WORKED IN GOOD FAITH UNDER THIS AGREEMENT, THEN THE CURRENT YEAR’S MINIMUM FEE SHALL BE REDUCED BY THE DIFFERENCE BETWEEN THE WORK CREDIT BALANCE AND 10% OF THE PREVIOUS YEAR’S MINIMUM FEE. THE WORK CREDIT BALANCE SHALL BE REDUCED BY THE SAME AMOUNT.

8 Limitation of Liability

8.1 IN NO EVENT SHALL EITHER PARTY, OR ITS SUBCONTRACTORS OR THIRD PARTY LICENSORS BE LIABLE ON ANY THEORY OF LIABILITY, WHETHER IN AN EQUITBALE, LEGAL, OR COMMON LAW ACTION ARISING HEREUNDER FOR CONTRACT, STRICT LIABILITY, INDEMNITY, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, FOR DAMAGES WHICH, IN THE AGGREGATE, EXCEED THE AMOUNT OF CHARGES PAID OR PAYABLE BY CLIENT HEREUNDER FOR THE SERVICES AND/OR DELIVERABLES WHICH GAVE RISE TO SUCH DAMAGES (PROVIDED IN THE RESPECTIVE STATEMENT OF WORK) AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY. IN ALL INSTANCES, CLIENT’S SOLE REMEDY AS TO QUALITY OF SERVICES SHALL BE TO SEEK RE-PERFORMANCE OF THE WORK OR A FUTURE WORK CREDIT AS SET FORTH IN SECTION 7.3.

8.2 IN NO EVENT SHALL EITHER PARTY OR ITS SUBCONTRACTORS OR THIRD PARTY LICENSORS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND AND HOWEVER CAUSED, INCLUDING BUT NOT LIMITED TO BUSINESS INTERRUPTION OR LOSS OF PROFITS, BUSINESS OPPORTUNITIES. OR GOOD WILL EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGE, AND

NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

8.3 The limitations of liability and exclusion of damages set forth in Sections 8.1 shall not apply to breach of Section 5 or to a party’s indemnification obligations herein.

9 Termination

9.1 This Agreement, any license granted herein, and/or any Statement of Work may be terminated prior to expiration or completion in accordance with the following:

9.1.1	By DevFactory by giving prior written notice to Client if Client fails to perform any material obligation required of it hereunder, and such failure is not cured within thirty (30) days of Client’s receipt of DevFactory’s notice to cure such non-performance of material obligation.

9.1.2	By Client by giving prior written notice to DevFactory if DevFactory fails to perform any material obligation required of it hereunder, and such failure is not cured within thirty (30) days from DevFactory’s receipt of Client’s notice to cure such non-performance of material obligation.

9.2 Effect of Termination. Upon termination of this Agreement, Client’s rights to any Deliverables not paid for, DevFactory Confidential Information, and other DevFactory materials (except for those DevFactory materials included in Deliverables owned by Client) (all collectively “Materials”) shall cease. Client shall immediately stop using such Materials and shall return such Materials to DevFactory or destroy all copies thereof. In addition, Client shall provide DevFactory with written certification signed by an officer of Client that all copies of the Materials have been returned or destroyed and that no copies have been retained by Client for any purpose whatsoever. Following termination, any use of the Materials by Client shall be an infringement and/or misappropriation of DevFactory’s proprietary rights in the Materials. Upon termination of this Agreement by Client, DevFactory shall have no further obligation or liability hereunder and all fees due under the Agreement shall become due and payable to DevFactory immediately upon such termination. Termination of this Agreement or any license created hereunder shall not limit either party from pursuing other remedies available to it, nor shall such termination relieve Client’s obligation to pay all fees that have accrued or are otherwise owed by Client under this Agreement including, but not limited to, any License schedule, Statement of Work, or exhibit.

10 Ownership

10.1 Ownership in Deliverables. By signing this Agreement and subject to Client’s full payment for Services provided and Deliverables created under an applicable Statement of Work, DevFactory acknowledges that, subject to the licenses granted herein, DevFactory has no ownership interest in the Deliverables, or Materials provided to Client. Client shall own all right, title, and interest in such Deliverables, or Materials, subject to any limitations associated with intellectual property rights of third parties, and DevFactory hereby assigns all right, title and interest in and to such Deliverables and Materials, including without limitation all accompanying worldwide intellectual property rights.

10.2 Rights to Deliverables. Client hereby grants to DevFactory, a perpetual, royalty free, internal, worldwide, nonexclusive, nontransferable license to the object code and source code versions of the Deliverables to use the code, techniques,

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strategies and know-how contained in the Deliverables for other projects and development, if and for so long as any Confidential Information of Client incorporated into such Deliverables, are not provided to, or included in any deliverable provided to, any third party. For clarity, provided that the Deliverables have been made generic. as described in the preceding provision, DevFactory shall have the perpetual, royalty free, worldwide, nonexclusive, nontransferable and irrevocable right and license to (i) modify and otherwise create derivative works based on the generic Deliverables, and (ii) reproduce, distribute, perform, display (publicly or otherwise), and otherwise use and exploit the generic Deliverables and derivative works thereof; but DevFactory may not use, license or distribute software programs as a whole, but may use, license and distribute, generic routines, algorithms, and other portions of the software programs.

10.3 Ownership in the event of material breach. Notwithstanding anything provision to the contrary herein (including sections 10.1 and 10.2 above), in the event that there is a termination of this Agreement, or any SOW, as a result of a material breach by Client of this Agreement and/or any such SOW, any and all rights, title and interest in any applicable Deliverables or Materials for which Client has not made full payment shall automatically revert to DevFactory and the Client shall have no ownership rights whatsoever therein. Promptly after notification from DevFactory, the Client shall undertake any and all reasonable actions to assert DevFactory’s right, title and interest in such Deliverables and Materials. In the event of Deliverables or Materials for which partial payment has been made, the parties shall discuss in good faith whether a partial Deliverable or a refund shall be provided to Client.

10.4 No Support of Deliverables. DevFactory shall have no support and enhancement obligations related to any Deliverable except as otherwise mutually specified in a Statement of Work.

10.5 Third Party Rights. Client acknowledges that in the event DevFactory provides Services pertaining to any third party products required by Client (including software, hardware, equipment or any other material), all rights in such third party products (“Third Party Rights”) are retained by the respective third party. Client shall be required to obtain any Third Party Rights from the respective third party directly and any rights in the DevFactory Services related to such Third Party Rights shall be subject to Client’s agreement with the respective third party. If any such Third Party Rights are included in the Deliverables by DevFactory, or if DevFactory includes any DevFactory Pre-existing Technology, then DevFactory hereby grants to Client a worldwide, perpetual, irrevocable right and license to use, copy, market, promote and make derivative works of the foregoing, and to make, have made, sell, have sold, import and export products incorporating any of the foregoing. DevFactory shall consult with Client, and obtain Client’s prior written consent, prior to including any Third Party Rights or DevFactory Pre-existing Technology in any Deliverables.

10.6 Further Rights. Nothing in this Agreement shall preclude DevFactory from using in any manner or for any purpose it deems necessary, the know-how, techniques, or procedures acquired or used by DevFactory in the performance of Services hereunder.

11 INDEMNIFICATION.

11.1 Infringement Indemnity. DevFactory will defend any action brought against Client to the extent that it is based upon a claim that the Deliverables, as provided by DevFactory to Client under this Agreement and used within the scope of this Agreement, infringe any patent, trademark, trade secret, copyright or other intellectual property right of a third party, and will pay any costs, damages and reasonable attorneys’ fees attributable to such claim incurred by Client, provided that Client: (a) promptly notifies DevFactory in writing of the claim; (b) grants DevFactory sole control of the defense and settlement of the claim; and (c) provides DevFactory with all reasonable assistance, information and authority required for the defense and settlement of the claim.

11.2 Injunctions. If Client’s use of any of the Deliverables hereunder is, or in DevFactory’s opinion is likely to be, enjoined due to the type of infringement specified in Section 11.1 above, DevFactory may, at its sole option and expense: (a) procure for Client the right to continue using such Deliverables under the terms of this Agreement; (b) replace or modify such Deliverables so that they are non-infringing and substantially equivalent in function to the enjoined Deliverables; or (c) if options (a) and (b) above cannot be accomplished despite DevFactory’s reasonable efforts, then DevFactory may terminate Client’s rights and DevFactory’s obligations hereunder with respect to such Deliverables and refund to Client the fees paid hereunder for such Deliverables.

11.3 Exclusions. Notwithstanding the terms of Section 11.1, DevFactory will have no liability for any infringement claim of any kind to the extent it results from: (a) modification of the Deliverables made other than by DevFactory or DevFactory’s contractors or agents; or (b) compliance by DevFactory with designs, plans or specifications furnished by or on behalf of Client.

12 General Terms and Conditions

12.1 Import/Export. Each party shall comply with all then-current export and import laws and regulations of the United States and such other governments as are applicable.

12.2 Compliance with Laws. Both parties agree to comply with all applicable laws, regulations, and ordinances relating to such party’s performance under this Agreement.

12.3 Assignment. Neither party may assign this Agreement or transfer any license created hereunder, by operation of law, change of control or otherwise (“Assign”) without the prior written consent of the other party, and such consent shall not be unreasonably withheld. Notwithstanding the language of this Section 12.3, however, a party (the “Assigning Party”) may Assign this Agreement to any person, firm or corporation which, through merger, acquisition by or of the Assigning Party or otherwise, succeeds to all or substantially all of the Assigning Party’s business, provided (i) the Assigning Party provides the other party with thirty (30) days prior written notice; (ii) the assignee does not compete directly or indirectly with the other party; (iii) the Assigning Party and any assignee are current in all fees or other obligations due hereunder to the other party; (iv) any such assignee agrees in writing to be bound by the terms and conditions of this Agreement; and (v) if Client is the Assigning Party, the licenses and rights of Client under this Agreement shall apply to, and may be exercised only in connection with, the operations of Client as they exist on the date of the acquisition, and the Deliverables, Materials, and Confidential Information of DevFactory may be made available only to Client personnel working in such operations. In the event that Client is subject to a change in control, at DevFactory’s option and election, the Minimum Fee (as set forth in Schedule A) following such change in control shall become set (without being subject to change thereafter) to the then current Minimum Fee amount in effect at the time of the acquisition.

12.4 Survival. The provisions set forth in sections 4, 5, 7, 8, 9.2, 10, 11 and 12 of this Agreement shall survive termination or expiration of this Agreement and any applicable license hereunder.

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12.5 Notices. Any notice required under this Agreement shall be given in writing and shall be deemed effective upon delivery to the party addressed. All notices shall be sent to the applicable address specified on the face page hereof or to such other address as the parties may designate in writing. Unless otherwise specified, all notices to DevFactory shall be sent to the attention of the Contracts Manager. Any notice of material breach pursuant to Section 9 shall clearly define the breach including the specific contractual obligation that has been breached.

12.6 Force Majeure. DevFactory shall not be liable to Client for any delay or failure of DevFactory to perform, its obligations hereunder if such delay or failure arises from any cause or causes beyond the reasonable control of DevFactory. Such causes shall include, but are not limited to, acts of God, floods, fires, loss of electricity or other utilities (unless due to DevFactory’s acts or omissions), or delays by Client in providing required resources or support or performing any other requirements hereunder,

12.7 Conflict. In the event of a conflict between the terms and conditions of this Agreement, a License Schedule, an exhibit, or a Statement of Work, the terms and conditions of the SOW, license schedule or exhibit shall prevail, in that order.

12.8 Restricted Rights. Use of the Deliverables and/or Materials by or for the United States Government is conditioned upon the Government agreeing that the Deliverables and/or Materials are subject to Restricted Rights as provided under the provisions set forth in FAR 52.227-19. Client shall be responsible for ensuring that this provision is included in all agreements with the United States Government and that the Deliverables and Materials, when delivered to the Government, is correctly marked as required by applicable Government regulations governing such Restricted Rights as of such delivery,

12.9 Entire Agreement. This Agreement (including any schedules or attachments hereto), and including any separately executed Statements of Work and any exhibits, shall constitute the entire agreement between the parties regarding the subject matter hereof and supersede all proposals and prior discussions and writings between the parties with respect thereto, including without limitation the Technology Services Agreement entered into between DevFactory LLC-FZ and Silverback Enterprise Group, Inc. on January 18, 2012 and the Amendment #1 thereto entered into on January 26, 2012, which agreements shall be of no further force and effect as of the date hereof, which agreements shall be deemed fully performed with no further obligations by one party to the other owed thereunder and of no further force and effect as of the date hereof.

12.10 Modifications. The parties agree that this Agreement, and any SOW executed hereunder, cannot be altered, amended or modified, except by a writing signed by an authorized representative of each party.

12.11 Nonsolicitation. During the term of this Agreement and for a period of one (1) year thereafter, each party agrees not to solicit, nor attempt to solicit, the services of any employee or Subcontractor of the other party without the prior written consent of such other party. Each party further agrees not to solicit nor attempt to solicit, the services of any former employee or Subcontractor of the other party for a period of six (6) months from such former employee’s or Subcontractor’s last date of service with the other party. Violation of this provision shall entitle the aggrieved party to liquidated damages against the violating party equal to two hundred percent (200%) of the solicited person’s gross annual compensation. Generalized employment searches, such as Internet postings, classified advertising, job fairs or the like, shall not violate this Section 12.11.

12.12 Headings. Headings are for reference purposes only, have no substantive effect, and shall not enter into the interpretation hereof.

12.13 No Waiver. No failure or delay in enforcing any right or exercising any remedy will be deemed a waiver of any right or remedy.

12.14 Severability and Reformation. Each provision of this Agreement is a separately enforceable provision. If any provision of this Agreement is determined to be or becomes unenforceable or illegal, such provision shall be reformed to the minimum extent necessary in order for this Agreement to remain in effect in accordance with its terms as modified by such reformation.

12.15 Independent Contractor. DevFactory is an independent contractor and nothing in this Agreement shall be deemed to make DevFactory an agent, employee, partner or joint venturer of Client. Neither party shall have authority to bind, commit, or otherwise obligate the other party in any manner whatsoever.

12.16 Dispute Resolution. Any dispute, controversy or claim arising under, out of or relating to this contract and any subsequent amendments of this contract, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be submitted to mediation in accordance with the WIPO Mediation Rules. The place of mediation shall be Austin, Texas, USA. The language to be used in the mediation shall be English.

If, and to the extent that, any such dispute. controversy or claim has not been settled pursuant to the mediation within sixty (60) days of the commencement of the mediation, it shall, upon the filing of a Request for Arbitration by either party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. Alternatively, if, before the expiration of the said period of sixty (60) days, either party fails to participate or to continue to participate in the mediation, the dispute, controversy or claim shall, upon the filing of a Request for Arbitration by the other party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. The place of arbitration shall be Austin, Texas, USA. The language to be used in the arbitral proceedings shall be English. The parties acknowledge and agree that mediation and arbitration as set forth above, and not litigation, are the only dispute resolution procedures that will be used for disputes, controversies or claims arising as a result of this Agreement.

Notwithstanding anything contained hereunder, Client agrees and acknowledges that no dispute resolution shall be pursued by Client for any breach of this Agreement until and unless DevFactory has had an opportunity to cure any alleged breach. Client agrees to provide DevFactory with a detailed description of any alleged failure and description of the steps that Client understands must be taken by DevFactory to resolve the failure. DevFactory shall have thirty (30) days from DevFactory’s receipt of Client’s notice to complete and cure.

12.17 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED AND INTERPRETED BY THE LAWS OF THE STATE OF TEXAS, USA, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS OF ANY STATE OR JURISDICTION.

Technology Services Agreement	Page 6

The parties hereto agree to the foregoing as evidenced by their signatures below.

Agreed to by:

DEVFACTORY FZ-LLC	UPLAND SOFTWARE, INC.
(DevFactory)	(“Client”)

/s/ RAHUL SUBRAMANIAM	/s/ JOHN T. MCDONALD
Signature	Signature

Rahul Subramaniam	John T. McDonald
Print Name	Print Name

CEO	Chief Executive Officer
Title	Title

January 26, 2014	January 26, 2014
Date	Date

DevFactory Legal Approval ☐